Interim Share Exchange Agreement
GPT/PEIPEI

THIS AGREEMENT made this 27th day of November, 2001

BETWEEN:
   Global Pacific Telecom, Inc., a company duly incorporated in the Province of British Columbia, Canada, with its business address at Suite 202, 426 Main Street, Vancouver, BC Canada
(Hereinafter called the "GPTI") of the First Part:

AND:

Pei Pei English Education Marketing Co. Ltd., a company having its business address at the Liberty of Inner Mogolia, Huhot, Mongolia, China and which fully and lawfully appointed Mr. Liu Guo Xiang, General Manager to represent the company in all business dealings and transactions and is duly and legally recognized as having the power to enter into contracts and agreements.

(Hereinafter called "PEIPEI") of the Second Part

WHEREAS:
1. Global Pacific Telecom, Inc. (GPTI), is a company incorporated pursuant to the laws of the Province of British Columbia, under incorporation number 466781 and change of name number 484740, with an authorized share capital of One Hundred
Million (100,000,000) shares without par value.
Approximately 10 million shares have been issued and outstanding to some 100 shareholders, with the last lot of shares sold at US$1.00 per share.

2.   The principal activity and focus of GPTI is
in class and online learning for Asian students to
obtain North American degrees while studying in
attendance or online at home.   A high quality
Internet web community service facility is provided free to the online students as a communication and information exchange center.

3. GPATI has access to acquire a 100% ownership of a North American university that can confer degrees and diplomas in baccalaureate and masters categories.

4. GPTI is listed in the NASD Pink Sheet with trading symbol GPTLF and is currently in the process of getting approval to trade its stock
Over-The-Counter in the NASDAQ Stock Exchange.

5. PEIPEI, a 2-year old marketing company with 163 Point of Sales in some 60 cities in China, markets ESL (English as a Second Language) tapes to local Chines to learn English, claiming a net profit of RMB 1 Million per month or a total of approximately 1.5 million a year.

6.   PEIPEI is currently owned 51% by the
Government of Inner Mongolia and 49% by Mr. Liu
Guo Xiang and his wife.   Mr. Liu has confirmed
that the percentages of ownership of PEIPEI may be adjusted pending satisfactory exchange of GPTI shares.

7. PEIPEI while doing well in its marketing of its ESL tapes, it lacks support from a well established foreign institution of higher learning as a backbone and the lack of a free e-community facilities to provide its students for the students to interact.

8. Both parties are desirous of entering into this Agreement on general terms and conditions hereinafter provided and detailed terms and conditions to be mutually agreed upon at a later date as per Final Share Exchange Agreement to be executed within reasonable time after the execution of this interim agreement.

NOW IT IS HEREBY AGREED as follows:
1. In order to compliment each other in the furthering of education development in China to its optimum, both Parties agree that GPATI and PEIPEI shall work together for mutual benefits to explore this lucrative Chinese market in the field of education.

2. GPTI will provide PEIPEI with the back up of an accredited North American college, namely Crown
College, which GPTI has complete access to direct ownership.

3. GPTI will provide PEIPEI to include in its marketing of the ESL tapes, a complete workable website in the English language, capable of providing a complete free e-community facilities
(including free email addresses, chat rooms, pagers, bulletin boards, etc.) and a B2B site, to include in PEIPEI's marketing package.

4.   GPTI, when its International English Senior
High School is in operation, will consider using a name directly relating to PEIPEI, thus giving further credibility and a feel of brick and mortar to PEIPEI's ESL tapes.

5.   GPTI is currently preparing documents for
submission of SB2 registration statement to the
Securities Exchange Commission for NASDAQ
effectiveness and trading.   It is anticipated
that all reviews by SEC would be completed within
6 months after submission of the registration
statement.   It is further anticipated that the
offering price would be a minimum of US$3.00 per share.

6. Both Parties have considered all tangible and intangible assets, good will, planned developments, future values of shares, management teams behind the companies, etc. to derive at a reasonable offer of share exchange.

7. Both Parties covenant that PEIPEI's total assets, including revenue, tangible and intangible assets, marketing network, etc. to list a few, to have a future monetary value for the purposes of evaluation for the intended share exchange, in the amount of Three Million United States Dollars (USD
3,000,000.00) attainable presumably within the coming 12 months.

8.   This Agreement shall agree to the re-
distribution of the percentage of ownership as
follows upon the issuance of common shares and
warrants as hereunder stated:
   Global Pacific Telecom, Inc.   55%
   Mr. & Mrs. Liu Guo Xiang       25%
   Government of Mongolia         20%

For the above re-distribution of PEIPEI's ownership, to be effective, upon GPTI shares being tradable on OTC in NASDAQ, GPTI shall issue an equivalent number of shares based on the then prevailing market share price for the value of US$1,650,000.00, being 55% of the agreed future value of US$3,000,000.00.

In addition, GPTI shall issue an equal number of stock warrants, exercisable within 12 months of issue enabling the stock holder to exchange for shares at a price 20% below market value.

PEIPEI shall relinquish 55% of its ownership to GPTI upon such exchange of shares and warrants.
PEIPEI shall appoint one(1) person to the Board of Directors of GPTI to act as Director.

9. At any time during this interim period, GPTI and PEIPEI may enter into a formal Share Exchange
Agreement (hereinafter called the "Formal Share
Exchange Agreement" (the "FSEA") to enable the immediate commencement of the merger's objectives.

10.   It is mutually understood by both Parties
that this Interim Share Exchange Agreement
captures only the spirit and essence of the
intended cooperation.   Detailed terms and
conditions need to be negotiated at a later date.
This shall include terms and conditions relating to the formation of the merger, it administration, management, marketing and business developments and investment consideration by GPTAI as a public company.

IN WITNESSTH WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

Global Pacific Telecom, Inc.

/s/Robin Young
----------------------------------
Robin Young

Pei Pei English Education Marketing Co.

/s/Liu Guo Xiang
----------------------------------
Liu Guo Xiang, General Manager